Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

REVOLVING CREDIT

AND

SECURITY AGREEMENT

AMONG

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT),

PNC CAPITAL MARKETS LLC

(LEAD ARRANGER),

THE FINANCIAL INSTITUTIONS

FROM TIME TO TIME PARTY HERETO

(AS LENDERS)

AND

UNION DRILLING, INC.

(BORROWER)

APRIL 27, 2011

AMENDED AND RESTATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

Amended and Restated Revolving Credit and Security Agreement dated as of April 27, 2011, among UNION DRILLING, INC., a corporation organized under the laws of the State of Delaware (“Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1 Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided that, if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then if Agent approves such amendment in its Permitted Discretion, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.2 General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advances” shall mean and include the Revolving Advances and Letters of Credit, as well as the Swing Loans.

“Advance Rates” shall mean, collectively, the Receivables Advance Rate and the Rig Fleet Advance Rate.

“Affiliate” of any Person shall mean (a) any Subsidiary of such Person, (b) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (c) any other Person who is a director, managing member, general partner or officer of such Person, or of any other Person described in (a) or (b) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote (i) with respect to any Person (other than Borrower), 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (ii) with respect to Borrower, 30% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Amended and Restated Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus 1/2 of 1% and (iii) the Daily LIBOR Rate plus 1%. For purposes of this definition, “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage. For the purposes of this definition, “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by Agent).

“Amended and Restated Certificate of Incorporation” shall mean that certain Amended and Restated Certificate of Incorporation of Borrower filed with the Delaware Secretary of State on November 22, 2005.

“Amended and Restated Bylaws” shall mean that certain Amended and Restated Bylaws of Borrower adopted by Borrower’s board of directors on or about August 7, 2007.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean the applicable Initial Margin for the period from the Closing Date until the date of the first adjustment described below, and thereafter, a rate per annum determined by reference to the following grid:

Level	Facility Usage	Eurodollar Rate Loans	Base Rate Loans

Level I	If Facility Usage is less than or equal to 33.33% of the Total Commitment Amount	2.25%	0.50%

Level II	If Facility Usage is greater than 33.33% but less than or equal to 66.67% of the Total Commitment Amount	2.50%	0.75%

Level III	If Facility Usage is greater than 66.67% of the Total Commitment Amount	2.75%	1.00%

Adjustments, if any, in the Applicable Margin shall be implemented quarterly, on a prospective basis, based upon Agent’s calculation of the prior quarter’s Facility Usage as determined by Agent in its sole discretion commencing on June 30, 2011 and thereafter, effective the first day of the fiscal month immediately following the due date of the Compliance Certificate for the applicable quarter. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margin is to be implemented, that reduction shall be deferred until the first day of the first fiscal month following the date on which such Event of Default is waived or cured. Nothing set forth in this definition shall limit the applicability of the Default Rate upon the occurrence and during the continuance of an Event of Default.

If the Borrower shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 or 9.8 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Facility Usage reflected in such statements.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrower or for any other reason, the Agent determines that (a) the Facility Usage as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Facility Usage would have resulted in different pricing for any period, then (i) if the proper calculation of the Facility Usage would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be delegated to pay to the Agent, promptly upon demand by the Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Facility Usage would have resulted in lower pricing for such period, Lenders shall have no obligation to repay interest or fees to the Borrower; provided, that, if as a result of any restatement or other event a proper calculation of the Facility Usage would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h).

“Blocked Person” shall have the meaning set forth in Section 5.24(b) hereof.

“Borrower” shall have the meaning set forth in the introductory paragraph to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrower’s Account” shall have the meaning set forth in Section 2.8.

“Borrowing Base Certificate” shall mean a certificate duly executed by the President, Chief Executive Officer, Chief Financial Officer, Controller or Treasurer of Borrower appropriately completed and in substantially the form of Exhibit 1.2 hereto, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made (including by incurring Indebtedness) for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean all obligations of Borrower or any of its Subsidiaries represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean the occurrence of any of the following events subsequent to the Closing Date: any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Investors, shall own, directly or indirectly, Equity Interests in Borrower representing a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower, respectively (including for the purposes of the calculation of percentage ownership, any Equity Interests into which any Equity Interests of Borrower held by any of such “person” or “group” that are convertible or for which any such Equity Interests of Borrower or of any other Person may be exchanged and any Equity Interests issuable to such “person” or “group” upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such “person” or “group”) or to have the power, directly or indirectly, to vote or direct the voting securities having a majority of the ordinary voting power for the election of directors of Borrower.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

“Closing Date” shall mean April 27, 2011 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all assets of Borrower, including, without limitation:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all Subsidiary Stock;

(g) all of Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising) listed on Schedule I hereto as such Schedule may be amended or supplemented from time to time; (vii) all liens and security interests granted by any third party to Borrower as security for the payment or enforcement of Borrower’s Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods or personal property now owned or hereafter acquired in which Borrower has expressly granted a security interest or may in the future grant a security interest to Agent (in its capacity as such) hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent (in its capacity as such) and Borrower;

(h) all of Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this Paragraph; and

(i) all proceeds and products of (a), (b), (c), (d), (e), (f ) or (g) and (h) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds; provided, however that the term “Collateral” shall not include any of the Excluded Assets.

“Commitment Amount” of any Lender shall mean the commitment amount set forth below such Lender’s name on the signature page of this Agreement, as the same may be adjusted pursuant to Section 2.24 hereof or upon any assignment by a Lender pursuant to Section 16.3(c) hereof.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page of this Agreement as same may be adjusted pursuant to Section 2.24 hereof or upon any assignment by a Lender pursuant to Section 16.3(c) or (d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which a Purchasing Lender purchases and assumes a portion of the obligation of one or more Lenders to make Advances (other than Swing Loans) under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit I and in detail satisfactory to Agent in its sole discretion, to be signed by the President, Chief Financial Officer, Controller or Treasurer of Borrower, which shall state that no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7 and 7.8.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, or the Other Documents, including any Consents required under Applicable Laws.

“Consigned Inventory” shall mean Inventory of Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Controlled Group” shall mean, at any time, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Decommissioned Rig” shall mean a Rig, whether or not operable, which Borrower has completely and permanently ceased operating, maintaining and marketing.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Rigs” shall mean Rigs owned by the Borrower which are located in the 48 contiguous states of the United States of America.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period (excluding extraordinary gains), plus (ii) all interest expense of Borrower and its Subsidiaries on a consolidated basis for such period, plus (iii) all charges against income of Borrower and its Subsidiaries on a consolidated basis for such period for federal, state, local or foreign taxes.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (to the extent financed by such Indebtedness), plus (v) non-cash writeoffs or writedowns of intangibles (including goodwill), including any such writeoffs or writedowns under FASB 142, plus (vi) non-cash extraordinary losses and non-cash losses on sales of assets other than sales of inventory in the ordinary course of business, minus (vii) non-cash gains on sales of assets other than sales of inventory in the ordinary course of business, plus or minus, as applicable (but without duplication of any of the foregoing) (viii) other non-cash non-recurring items of loss or gain.

“Eligible Receivables” shall mean and include with respect to Borrower, each Receivable of Borrower arising in the Ordinary Course of Business of Borrower and which Agent, in its sole credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) the Customer of such Receivable is Borrower or an Affiliate of Borrower, other than (i) an MSDW Affiliate to the extent that the aggregate amount of Receivables of MSDW Affiliates does not exceed $2,000,000 or (ii) an Other Affiliate to the extent that the aggregate amount of Receivables of Other Affiliates does not exceed $2,000,000 (in each case, such that Receivables of MSDW Affiliates or Other Affiliates shall be deemed ineligible pursuant to this clause (a) only to the extent of any such excess);

(b) it is due by its terms more than 90 days after the original invoice date, or remains unpaid more than ninety (90) days after the original invoice date;

(c) fifty percent (50%) or more of the Receivables from the applicable Customer are not deemed Eligible Receivables hereunder;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been materially breached;

(e) the Customer in respect of such Receivable shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the outstanding balance of all Receivables of the applicable Customer exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, (but only to the extent of such offset, deduction, defense, dispute or counterclaim) the Customer in respect of such Receivable is also a creditor or supplier of Borrower or the Receivable is contingent in any respect or for any reason;

(m) the applicable Borrower has made any agreement with the applicable Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto (and then only to the extent of such discounts or allowances are made in the Ordinary Course of Business);

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to Borrower; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion.

“Eligible Rig Fleet Equipment” shall mean and include Rig Fleet Equipment owned by Borrower which Agent, in its Permitted Discretion, shall not deem ineligible Rig Fleet Equipment, based on such considerations as Agent may from time to time deem appropriate, including whether the Rig Fleet Equipment is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Rig Fleet Equipment shall not be Eligible Rig Fleet Equipment if it

(a) is a vehicle or other rolling stock not constituting a Rig;

(b) does not conform in all material respects to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof;

(c) does not constitute a Domestic Rig or is located at a location that is not otherwise in compliance with this Agreement;

(d) is subject to any agreement that limits, conditions or restricts Borrower’s or Agent’s right to sell or otherwise dispose of such Rig Fleet Equipment, unless Agent is a party to such agreement;

(e) is situated at a location not owned by Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (unless otherwise agreed by Agent) or is a customer and has entered into a contract with Borrower acceptable to Agent in its sole discretion;

(f) is covered by a negotiable document of title;

(g) is not covered by insurance to the extent required under this Agreement;

(h) is not operable or not otherwise in good working condition;

(i) is an Excluded Asset;

(j) is a Stacked Rig or a Decommissioned Rig; or

(k) has not been deployed under a contract during the ninety (90) consecutive day period immediately preceding the date of determination and (i) has not been under repair or upgrade during such period or (ii) is not subject to a contract providing for its deployment during the ninety (90) day period immediately following the date of determination.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to Borrower all of Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto. Without limiting the foregoing, Rig Fleet Equipment shall constitute Equipment.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternative Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternative Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean a Revolving Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (a) rolling stock of Borrower, excluding Mobile Rigs (b) any foreign assets of Borrower (other than sixty-five percent (65%) of the Equity Interests of any Foreign Subsidiary), (c) Equipment leased by Borrower under a lease that prohibits the granting of a Lien on such Equipment and any general intangibles or other rights arising under any contract, instrument, license or other document, in each such case if (but only to the extent that) the grant of a security interest therein would constitute a material violation of a valid and effective restriction in favor of a third party, unless and until all required consents shall have been obtained, (d) Excluded Equipment, (e) Real Property of Borrower, and (f) any leasehold interest held by Borrower under any real property lease.

“Excluded Equipment” shall mean (i) Equipment subject to a Lien permitted under clause (h) of the definition of Permitted Encumbrances, and (ii) the Equipment identified in Schedule 2.1 attached hereto (as such Schedule may be amended or supplemented from time to time).

“Excluded Taxes” means, with respect to any Payee, taxes unpaid on its net income, and franchise or similar (including branch profits) taxes imposed on it, by a jurisdiction under the laws of which such Payee is organized or in which its principal executive officer or Applicable Lending Office is located.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility Usage” means the average for each day of the preceding quarter of the sum of (i) the unpaid balance of the Advances, plus (ii) the undrawn amount of any outstanding Letters of Credit.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrower, effective on the date of any such change.

“Fee Letter” shall mean the fee letter dated as of the Closing Date between Borrower, PNC and PNC Capital Markets LLC and any other letter agreement pertaining to fees payable to PNC and PNC Capital Markets LLC from Borrower, each in form and substance satisfactory to PNC.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) consolidated EBITDA, plus any non-cash expenses incurred by Borrower relating to its granting of stock options pursuant to that certain Amended and Restated 2005 Stock Incentive Plan, minus Non-Financed Net Capital Expenditures made by Borrower during such period to (b) all Senior Debt Payments payable on a current basis in respect of such period, plus cash taxes, dividends, distributions and permitted Common Stock Repurchases to the extent each of the foregoing is permitted by Section 7.7 of this Agreement. For the avoidance of doubt, the Non-Financed Net Capital Expenditures included in the Fixed Charge Coverage Ratio calculation shall be calculated beginning on the date on which a Triggering Event, a Default or an Event of Default occurs.

“FLV Appraisal” shall have the meaning set forth in Section 9.18.

“Forced Liquidation Value” shall mean, as of any date, the forced liquidation value of the Rig Fleet Equipment as determined by the most recent FLV Appraisal, such figure to be adjusted monthly on the first day of each calendar month after the delivery of such FLV Appraisal to equal the sum of the Forced Liquidation Value for the immediately preceding period plus one hundred percent (100%) of the cost reflected on the invoice (as provided to Agent) of Rig Fleet Equipment purchased or otherwise acquired by Borrower since the most recent determination, minus the Forced Liquidation Value of any Rig Fleet Equipment sold or otherwise disposed of since the most recent determination.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to Borrower all of Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, tradenames, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17(a).

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” shall mean any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any Security Agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge.”

“Holdings” shall mean Union Drilling Company LLC, a Delaware limited liability company.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Initial Margin” shall mean an interest rate per annum equal to the greater of (i) the margin identified as “Level II” in the definition of Applicable Margin or (ii) the margin that would apply pursuant to the grid set forth in the definition of Applicable Margin if Facility Usage on the Closing Date were deemed to be the aggregate amount of the Advances made on the Closing Date plus the undrawn amount of any outstanding Letters of Credit as of the Closing Date, such interest rate to be in effect until the date of Agent’s determination of the Applicable Margin based upon the Facility Usage for the quarter ending June 30, 2011.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interim Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Interim Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Inventory” shall mean and include as to Borrower all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property (specifically excluding Rig Fleet Equipment), wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include as to Borrower, all of Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), security entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender pursuant to Section 16.3(c) hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Master Agreement, (ii) provides for the method of calculating the amount of the provider’s net exposure thereunder in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of Borrower to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a).

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d).

“Letter of Credit Sublimit” shall mean $10,000,000.

“Letters of Credit” shall mean any letters of credit issued pursuant to this Agreement.

“License Agreement” shall mean any agreement between Borrower and a Licensor pursuant to which Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of Borrower or otherwise in connection with Borrower’s business operations (other than, with respect to licensed Intellectual Property, mass market, non-exclusive license agreements relating to computer software and other similar license agreements).

“Licensor” shall mean any Person from whom Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with Borrower’s business operations.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or any preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien (or subordinate its Liens to the Liens in favor of Agent (for the benefit of the Lenders) created by this Agreement and the Other Documents) that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises, or otherwise have access, to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory and which agreement shall be in form and substance satisfactory to Agent in its sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean $125,000,000, as such amount may be increased pursuant to Section 2.24 hereof.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Mobile Rigs” shall mean Rigs and Rig Accessories which are attached or affixed to, or comprise an integral part of a vehicle, trailer or carrier.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d).

“MSDW Affiliate” means a Person that is an Affiliate of Borrower solely by virtue of being controlled by one or more MSDW Funds, provided that (i) such Person is not under common management with Borrower and (ii) any business conducted between such Person and Borrower is on an arm’s-length basis on terms no less favorable to Borrower than Borrower would receive from an unaffiliated third party.

“MSDW Funds” means (a) Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Capital Investors, L.P., (b) Metalmark Capital LLC, (c) any other private equity funds managed by Morgan Stanley, Metalmark Capital LLC or any of their respective Affiliates and (d) with respect to any private equity fund described in clause (a), (b) or (c) above that is required by applicable law or agreement to distribute ownership interests to all or some of the limited partners of such private equity fund, such limited partners that receive such ownership interests.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Disposition Proceeds” shall mean, with respect to any asset sale, lease, transfer or other disposition permitted under clause (b) or (c) of Section 4.3, the gross cash proceeds received from time to time by or on behalf of the Borrower after deducting (without duplication) (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (ii) the amount of taxes payable in connection with or as a result of such transaction net of any credits or reductions resulting from the application of net operating losses available to Borrower, and (iii) payments made by Borrower to retire Indebtedness (other than the Obligations hereunder) where such payment is required in connection with such sale, lease, transfer or other disposition, and (iv) reserves for purchase price adjustments and retained fixed liabilities reasonably expected to be payable by Borrower in cash in connection therewith.

“Non-Financed Net Capital Expenditures” shall mean, at such time as a Triggering Event, a Default or an Event of Default has occurred, with respect to the first reporting period thereafter, for the three month period then ended, with respect to the second reporting period, for the six month period then ended, with respect to the third reporting period, for the nine month period then ended, and with respect to the fourth reporting period and thereafter, for the twelve month period then ended, the sum of (i) all Capital Expenditures made during such period minus (ii) Capital Expenditures financed during such period permitted pursuant to Section 7.6 hereof and financed with purchase money Indebtedness (and not the Revolving Advances), minus (iii) sixty percent (60%) of Capital Expenditures financed during such period with proceeds of the Revolving Advances, minus (iv) Capital Expenditures financed during such period with Permitted Equity Issuance Proceeds, minus (v) Capital Expenditures or any such principal portion funded with any insurance proceeds applied to the Obligations pursuant to Section 4.11 hereof and reborrowered to finance a Capital Expenditure for replacement assets within one hundred eighty (180) days (but excluding any such proceeds required to be paid to a creditor (other than Lenders) that holds a Lien on the property which is subject to such insurance), minus (vi) the amount of any Net Disposition Proceeds of any asset sale, lease, transfer or other disposition permitted under clauses (b) or (c) of Section 4.3 received by Borrower during such period.

“Notes” shall mean collectively, the Revolving Credit Notes and Swing Note.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, including, the liabilities of Borrower or the provider of any Lender-Provided Interest Rate Hedge, obligations, covenants and duties owing by Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Agent or Lenders to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean the ordinary course of the applicable Borrower’s business as conducted on the Closing Date and consistent with past practices.

“Original Credit Agreement” shall mean that certain Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2005, by and among the lenders from time to time party thereto, PNC, as agent and a lender, and Borrower, as amended prior to the date hereof.

“Other Affiliate” shall mean any Affiliate of Borrower, other than an MSDW Affiliate, provided that (i) such Affiliate is not under common operational management with Borrower and (ii) any business conducted between such Affiliate and Borrower is on an arm’s length basis on terms no less favorable to Borrower than Borrower would receive from an unaffiliated third party.

“Other Bank Products” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered between Borrower and any Lender which is a (a) treasury management services agreement (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (b) rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more foreign currencies, commodity prices, equity prices or other financial measures, but excluding Interest Rate Hedges.

“Other Documents” shall mean the Notes, those certain UCC Information Request and Authorization forms executed and delivered by Borrower to Agent prior to the Closing Date, the Fee Letter, the Pledge Agreements, any Guaranty, any Guarantor Security Agreement, any

Lender-Provided Interest Rate Hedge, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement (and shall include any amendment, restatement, renewal, supplement, ratification, confirmation, reaffirmation or other modification of any of the foregoing).

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(b).

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the members of the board of directors of the Person, or other similar governing body of such Person.

“Participant” shall mean each Person who, pursuant to Section 16.3(b), shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation in the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.9.

“Payment Office” shall mean initially the office of Agent at Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Acquisition” shall mean any merger, consolidation or other reorganization with or into any other Person or any acquisition of all or a substantial portion of the assets or Equity Interests of any Person (as used in this definition, an “acquisition”) which, in any case, satisfies the following criteria:

(a) Agent shall receive at least thirty (30) Business Days’ prior written notice of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition;

(b) the other Person subject to such acquisition shall be engaged in (and the assets to be acquired thereby shall be useful in) the business of providing oilfield services similar to those provided by Borrower on the Closing Date;

(c) the purchase price of such proposed acquisition shall be financed entirely with Permitted Equity Issuance Proceeds;

(d) the business and assets acquired in such proposed acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(e) in the case of a merger or consolidation, the applicable Borrower shall be the continuing and surviving entity;

(f) the board of directors or other equivalent governing body of the applicable Borrower and such Person shall have approved such acquisition;

(g) in the case of Borrower acquiring the ownership interests in such Person, (i) such Person shall become a Borrower or a Guarantor for the Obligations as determined by the Agent, and (ii) Borrower shall pledge all of the Equity Interests in such Person acquired by Borrower to the Agent for the benefit of the Lenders;

(h) upon the consummation of any proposed acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets (other than Excluded Assets, if any) acquired pursuant thereto, and Borrower shall have executed such documents and taken such actions as may be required by Agent in connection therewith; and

(i) concurrently with delivery of the notice referred to in clause (a) above, Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(i) a pro forma consolidated balance sheet, income statement and cash flow statement of Borrower and its Subsidiaries (the “Permitted Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition, and such Permitted Acquisition Pro Forma shall reflect that (y) on a pro forma basis, Borrower and its Subsidiaries would have complied with all financial covenants set forth in Section 6.5 of this Agreement (after giving effect to such Permitted Acquisition and all Revolving Advances funded in connection therewith as if made on the first day of such period), and (z) on a pro forma basis, no Default or Event of Default has occurred and is continuing or would result after giving effect to such proposed Acquisition; and

(ii) a certificate of the chief financial officer of Borrower to the effect that Borrower will be solvent upon the consummation of the proposed acquisition;

(j) on or prior to the date of such proposed acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent; and

(k) at the time of such proposed acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

“Permitted Common Stock Repurchases” shall mean the repurchase or redemption by Borrower of its common stock so long as (i) no Default or Event of Default has occurred or would result therefrom, (ii) Undrawn Availability on a pro forma basis for the immediately preceding thirty (30) day period, and the immediately following thirty (30) day period, from the date such repurchase is made by Borrower would exceed the greater of (a) $30,000,000 and (b) 25% of the lesser of the Formula Amount and the Maximum Revolving Advance Amount, (iii) such repurchase or redemption is made in compliance with Regulation U and (iv) after giving effect to such repurchase, Borrower would, on a pro forma basis, be in compliance with the Fixed Charge Coverage Ratio required hereunder.

“Permitted Discretion” shall mean a determination or judgment made by Agent in good faith in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dividends” shall mean the payment of cash dividends by Borrower to its stockholders so long as (i) no Default or Event of Default has occurred or would result therefrom, (ii) Undrawn Availability on a pro forma basis for the immediately preceding thirty (30) day period, and the immediately following thirty (30) day period, from the date such dividend is made by Borrower would exceed the greater of (a) $30,000,000 and (b) 25% of the lesser of the Formula Amount and the Maximum Revolving Advance Amount, (iii) after giving effect to such dividend, Borrower would, on a pro forma basis, be in compliance with the Fixed Charge Coverage Ratio required hereunder and (iv) such cash dividends are made in accordance with its Amended and Restated Certificate of Incorporation.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, and any extensions, renewals or replacements thereof, so long as any such extended renewal or replacement Lien does not extend to any additional assets or secure any greater obligations; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business of any Borrower; (f) so long as such Lien is not in excess of $250,000, individually or in the aggregate, and no party is exercising any enforcement rights, remedies or otherwise under such Lien, Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of Agent; (g) Liens imposed by law, such as mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business of Borrower with respect to obligations which are not due or which are being contested in good faith by the applicable Borrower; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (i) Liens disclosed on Schedule 1.2(A) and any extensions, renewals or replacements thereof so long as any such extended, renewal or replacement Lien does not extend to any additional asset or secure any greater obligations; and (j) easements, zoning restrictions, rights of way, and similar encumbrances on real property imposed by law or arising in the Ordinary Course of Business that do not secure any monetary obligations.

“Permitted Equipment Dispositions” means the sale of any Equipment listed on Schedule 1.2(B) hereof for a sale price not less than 85% of the Forced Liquidation Value of such Equipment as set forth on the most recent FLV Appraisal.

“Permitted Equity Issuance Proceeds” shall mean any cash or non-cash proceeds received by Borrower in connection with the issuance of Equity Interests of Borrower consummated in compliance with this Agreement and on terms and conditions satisfactory to Agent in its Permitted Discretion.

“Permitted Non-Perfected Collateral” shall mean (a) electronic chattel paper that does not individually or in the aggregate exceed $100,000, (b) letters of credit which do not constitute supporting obligations and do not exceed $100,000, individually or in the aggregate and (c) cash held in compliance with this Agreement that does not in the aggregate exceed $100,000.

“Permitted Investors” means all of the following, without duplication: (i) the MSDW Funds, (ii) the members of management of the Borrower on the Closing Date, and (iii) the holders of record of the Equity Interests of Borrower as of the Closing Date.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Pledge Agreements” shall mean any pledge agreement between Agent and Borrower or any Person holding any Equity Interests in any Subsidiary of Borrower, as the same be amended, modified, supplemented or restated from time to time, in form and substance satisfactory to Agent in its sole discretion.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Priority Permitted Encumbrances” shall mean Permitted Encumbrances contemplated by subsection (b), (h) or (i) of the definition thereof to the extent that such Liens are prior to the Liens of Agent hereunder.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as the same may be amended from time to time.

“Real Property” shall mean all of Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto or which is hereafter owned or leased by Borrower.

“Receivables” shall mean and include, as to Borrower, all of Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 16.3(e).

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder (other than an event for which the 30-day notice period is waived).

“Required Lenders” shall mean Lenders holding at least fifty-one percent (51%) of the Advances (excluding Swing Loans) and, if no Advances (excluding Swing Loans) are outstanding, shall mean Lenders holding fifty-one percent (51%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities.”)

“Revolving Advances” shall mean Advances made other than Letters of Credit and Swing Loans.

“Revolving Credit Notes” shall mean the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans, or (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans.

“Rig Accessories” shall mean pumps, drilling equipment, machinery, equipment, forklifts, bulldozers and other parts necessary or useful for the drilling operation of any Rig.

“Rig(s)” shall mean all land-based drilling and workover rigs owned by Borrower, together with all Rig Accessories that are installed on or affixed to such Rig.

“Rig Fleet Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Rig Fleet Equipment” shall mean any of Borrower’s Rigs, partial Rigs and yard inventory (as categorized in the FLV Appraisal).

“Rig Utilization Ratio” shall mean, for any consecutive twelve-month period, the ratio (expressed as a percentage) of (a) the sum of the total days worked during such period for Borrower’s Rigs (including Stacked Rigs, but excluding Decommissioned Rigs) to (b) the product of the total number of Rigs (including Stacked Rigs, but excluding Decommissioned Rigs) owned by Borrower and the number of days in such period.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Debt Payments” shall mean and include with respect to any period all cash actually expended by Borrower to make (a) interest payments on any Advances hereunder in respect of such period, plus (b) payments for all fees, commissions and charges set forth herein and with respect to any Advances in respect of such period (other than up-front fees and reimbursement of Agent’s and Lenders’ expenses), plus (c) scheduled capitalized lease payments in respect of such period, plus (d) scheduled principal payments and interest (other than interest payable-in-kind) with respect to any other Indebtedness for borrowed money in respect of such period (other than up-front fees and reimbursement of Agent’s and Lenders’ expenses).

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Stacked Rigs” shall mean, at any time, Rigs (other than Decommissioned Rigs) that are currently being marketed, whether or not operable, but which are stored and have no crews.

“Subsidiary” of any Person shall mean a corporation or other entity, the Equity Interests of which, having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the members of the board of directors (or other body performing similar functions) of such entity are owned, directly or indirectly, by such Person. References to Subsidiaries of Borrower in the provisions of this Agreement shall not be construed to imply any consent by Agent or Lenders to the formation or acquisition of any such Subsidiaries other than as expressly permitted hereunder

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by Borrower (not to exceed 65% of the Equity Interests of any Foreign Subsidiary).

“Swing Loan Commitment” shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.26(a) hereof in an aggregate principal amount up to Ten Million and 00/100 Dollars ($10,000,000.00).

“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.26(b) hereof.

“Swing Loans” shall mean collectively and “Swing Loan” shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.26 hereof.

“Swing Note” shall mean the promissory note referred to in Section 2.26(d) hereof, together with all amendments, restatements, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Tangible Net Worth” shall mean, at a particular date, (a) the aggregate amount of all assets of Borrower and its Subsidiaries on a consolidated basis as may be properly classified as such in accordance with GAAP consistently applied excluding such assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrower and its Subsidiaries on a consolidated basis as may be properly classified as such in accordance with GAAP.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Pension Benefit Plan or Multiemployer Plan; (ii) the incurrence by Borrower or any member of the Controlled Group of any liability with respect to a withdrawal or partial withdrawal from a Pension Benefit Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan or Multiemployer Plan; (v) the receipt by Borrower or any member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate or appoint a trustee to administer any Pension Benefit Plan or Multiemployer Plan.

“Total Commitment Amount” shall mean, the aggregate of all Lenders’ Commitment Amounts which, as of the Closing Date, is equal to $125,000,000, as the same may be adjusted pursuant to Section 2.24 hereof and as the same may be reduced or terminated from time to time pursuant to this Agreement.

“Toxic Substance” shall mean and include any material present on the Real Property or Borrower’s leased premises which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., comparable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall mean the transactions contemplated by this Agreement.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Triggering Event” shall mean the occurrence of the following: Borrower’s Undrawn Availability for two consecutive months being less than the greater of (i) 20% of the lesser of the Formula Amount and the Maximum Revolving Advance Amount based upon the most recent Borrowing Base Certificate delivered by Borrower and approved by Agent pursuant to this Agreement and (ii) $25,000,000.

“Undrawn Availability” at a particular date shall mean an amount equal to the lesser of (i) the Maximum Revolving Advance Amount, minus any reserves established pursuant to Section 2.1(a)(y)(v), minus the outstanding amount of Advances or (ii) the Formula Amount, minus the outstanding amount of Revolving Advances, in each case, minus the sum of (a) all amounts due and owing to Borrower’s trade creditors which are outstanding beyond thirty (30) days past the due date therefor, plus (b) fees and expenses for which Borrower is liable but which have not been paid or charged to Borrower’s Account.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3 Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4 Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation.” A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower is used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.	ADVANCES, PAYMENTS.

2.1 Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the sum of (i) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit plus (ii) the aggregate amount of all Swing Loans then outstanding or (y) an amount equal to the sum of:

(i) up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii) (1) up to 75%, subject to the provisions of Section 2.1(b) hereof, of the Forced Liquidation Value of the Eligible Rig Fleet Equipment and (2) up to 60%, subject to the provisions of Section 2.1(b) hereof, of the cash acquisition costs of the Rig Fleet Equipment not categorized in the most recent FLV Appraisal but acquired after the most recent FLV Appraisal, so long as such Rig Fleet Equipment satisfies the definition of Eligible Rig Fleet Equipment in all other respects (“Rig Fleet Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”); minus

(iii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv) the aggregate amount of all outstanding Swing Loans then outstanding, minus

(v) such reserves as Agent may reasonably deem proper and necessary from time to time.

(the amount calculated pursuant to this Section 2.1(a)(y) at any time and from time to time, the “Formula Amount.”) Subject to the provisions of Section 2.1(b), the Formula Amount applicable at any time shall be calculated as set forth in the Borrowing Base Certificate delivered pursuant to Section 9.2(c) and approved by Agent in its sole discretion. The Revolving Advances shall be evidenced by one or more secured amended and restated promissory notes (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrower. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2 Procedure for Revolving Advances Borrowing.

(a) Borrower may notify Agent prior to 12:00 p.m. (New York time) on a Business Day of Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Document, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any Other Document and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall give Agent written notice by no later than 10:00 a.m. (New York time) on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of the Eurodollar Rate Loan to be borrowed, which amount shall be at least $500,000 and an integral multiple of $100,000, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. After notice to Borrower from Agent, no Eurodollar Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than four (4) Eurodollar Rate Loans, in the aggregate.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. (New York time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower with respect to any Eurodollar Rate Loan, Borrower shall be deemed to have elected to convert such Eurodollar Rate Loan to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

(d) Unless an Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrower desires to convert a loan, Borrower shall give Agent written notice by no later than 10:00 a.m. (New York time) (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to a Eurodollar Rate Loan, the duration of the first Interest Period therefor.

(e) At its option and upon written notice given prior to 10:00 a.m. (New York time) at least three (3) Business Days’ prior to the date of such prepayment, Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Revolving Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(g) Notwithstanding any other provision hereof, if, on or after the date hereof, the adoption of any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

2.3 Disbursement of Advance Proceeds. As of April 27, 2011, the aggregate unpaid principal balance of all Advances made to Borrower pursuant to the Original Credit Agreement is $39,989,187.35, and such amount is unconditionally owed by Borrower to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to Borrower’s operating account at PNC, or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4 [Intentionally Omitted].

2.5 Maximum Advances. The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit and the aggregate amount of all Swing Loans then outstanding or (b) the Formula Amount.

2.6 Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrower’s Account as of the next Business Day following the Agent’s receipt of those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day following the Agent’s receipt of such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account. Agent is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower’s Account for the amount of any item of payment which is returned to Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Revolving Advances as provided in Section 2.2 hereof.

(d) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7 Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8 Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance (or deemed made under Section 2.12(b)) shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9 Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby letters of credit (“Letters of Credit”) for the account of Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iii) the aggregate amount of all outstanding Swing Loans to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

2.10 Issuance of Letters of Credit.

(a) Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent, at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), as determined by Agent.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder.

2.11 Requirements For Issuance of Letters of Credit.

(a) Borrower shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(b) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12 Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent or the Issuer, as the case may be, a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrower. Provided that it shall have received such notice, Borrower shall reimburse (such obligation to reimburse Agent or the Issuer, as the case may be, shall sometimes be referred to as a “Reimbursement Obligation”) Agent or the Issuer, as the case may be, prior to 12:00 Noon, New York time on each date that an amount is paid by Agent or the Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent or the Issuer. In the event Borrower fails to reimburse Agent or the Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, the Issuer will promptly notify Agent thereof and Agent will promptly notify each Lender thereof, and Borrower shall be deemed to have requested that a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, provided that the sum of (i) the outstanding

Revolving Advances to Borrower (including such Domestic Rate Loan then deemed to have been requested) plus (ii) the Maximum Undrawn Amount of outstanding Letters of Credit plus (iii) the then outstanding Swing Loans may not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing (and, if Agent is not the Issuer, Agent shall make all funds so received available to the Issuer), whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Domestic Rate Loan to Borrower in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Domestic Rate Loan to Borrower in whole or in part as contemplated by Section 2.12(b), because of Borrower’s failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrower shall be deemed to have incurred from Agent or the Issuer, as the case may be, a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than the Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13 Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent or the Issuer, as the case may be, for its account of immediately available funds from Borrower (i) in reimbursement of any payment made by the Agent or the Issuer, as the case may be, under the Letter of Credit with respect to which any Lender has made a Participation Advance or (ii) in payment of interest on such a payment made by Agent or the Issuer, as the case may be, under such a Letter of Credit, Agent or the Issuer, as the case may be, will pay to each Lender, in the same funds as those received by Agent or the Issuer, as the case may be, the amount of such Lender’s Commitment Percentage of such funds, except Agent or the Issuer, as the case may be, shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent or the Issuer, as the case may be.

(b) If Agent or the Issuer, as the case may be, is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrower to Agent or the Issuer, as the case may be, pursuant to Section 2.13(a) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent or the Issuer, as the case may be, forthwith return to Agent or the Issuer, as the case may be, the amount of its Commitment Percentage of any amounts so returned by Agent or the Issuer, as the case may be, plus interest at the Federal Funds Effective Rate.

2.14 Documentation. Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s or the Issuer’s, as the case may be, interpretations of any Letter of Credit issued for Borrower’s account and by Agent’s or the Issuer’s, as the case may be, written regulations and customary practices relating to letters of credit, though Agent’s or the Issuer’s, as the case may be, interpretations may be different from Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), neither Agent nor any other Issuer shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15 Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent or the Issuer, as the case may be, shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16 Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Agent or the Issuer, as the case may be, upon a draw under a Letter of Credit, shall to the fullest extent permitted under Applicable Law, be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent or the Issuer, as the case may be, Borrower or any other Person for any reason whatsoever;

(ii) the failure of Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent, any other Issuer or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiary of Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or the Issuer, as the case may be, or any of Agent’s, or the Issuer’s, as the case may be, Affiliates has been notified thereof;

(vi) payment by Agent or the Issuer, as the case may be, under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrower, unless the Agent has received written notice from Borrower of such failure within three (3) Business Days after the Agent shall have furnished Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on Borrower or any Guarantor;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.”

2.17 Indemnity.

(a) In addition to amounts payable as provided in Section 16.5, Borrower hereby agrees to protect, indemnify, pay and save harmless Agent, each other Issuer and any of Agent’s and each other Issuer’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which any such party may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of any such party, as applicable, as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by any such party, as applicable, of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

(b) In addition, Borrower hereby agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan or Swing Loan, (2) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Rate Loans or Swing Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement or (4) the making of a prepayment (whether voluntary, mandatory, as a result of acceleration or otherwise) of Eurodollar Rate Loans or Swing Loans on a day which is not the last day of an Interest Period with respect thereto (or, in the case of a Swing Loans on the date such Swing Loan is due), including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any amounts that a Lender is entitled to receive under this Section 2.17 submitted by such Lender, through the Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error and all such amounts shall be paid by Borrower promptly upon demand by such Lender. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(c) For the purpose of calculation of all amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant Eurodollar Rate Loan or Swing Loan through the purchase of a deposit bearing interest at the Eurodollar Rate or the applicable rate on such Swing Loan, as the case may be, in an amount equal to the amount of that Eurodollar Rate Loan or Swing Loan, as the case may be, and having a maturity comparable to the relevant interest period or applicable period for such Swing Loan; provided, however, that each Lender may fund each of its Eurodollar Rate Loans, and PNC may fund its Swing Loans, in any manner it sees fit, and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

2.18 Liability for Acts and Omissions. As between Borrower and Agent and each other Issuer and Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, neither Agent nor any other Issuer shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent or the Issuer, as the case may be, shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent or the Issuer, as the case may be, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s or the Issuer’s, as the case may be, rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent or the Issuer, as the case may be, from liability for Agent’s or the Issuer’s, as the case may be, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent, the Issuer, as the case may be, or Agent’s or the Issuer’s, as the case may be, Affiliates be liable to Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent, each other Issuer and each of their respective Affiliates (i) may rely on any oral or other communication believed in good faith by any such party to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by any such party; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on any such party in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent or the Issuer, as the case may be, under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent or the Issuer, as the case may be, under any resulting liability to Borrower or any Lender.

2.19 Additional Payments. Any sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

2.20 Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 p.m., New York time, in Dollars and in immediately available funds.

(c) (i) Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 p.m., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii) Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances which it has funded.

(iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(d) If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances (other than Swing Loans), or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.

2.21 Mandatory Prepayments.

(a) Subject to Section 4.3 hereof, when Borrower sells or otherwise disposes of any (i) Collateral and (ii) Equipment pursuant to Permitted Equipment Dispositions or other Equipment dispositions permitted under Section 4.3, Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.

(b) In the event of any issuance or other incurrence of Indebtedness or Equity Interests (excluding non-cash equity transactions resulting from employee stock option or other incentive plans), including any capital contribution by Holdings, Borrower or any of its respective Subsidiaries, Borrower shall, no later than one (1) Business Day after the receipt by Borrower, Holdings or any of their respective Subsidiaries of (a) the cash proceeds from any such incurrence of Indebtedness or issuance of Equity Interests not constituting Permitted Equity Issuance Proceeds, repay the Advances in an amount equal to one hundred percent (100%) of such cash proceeds or net cash proceeds and (b) Permitted Equity Issuance Proceeds, repay the Advances in an amount equal to fifty percent (50%) of such Permitted Equity Issuance Proceeds. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof. The foregoing shall not be deemed to be implied consent to any such issuance or incurrence of Indebtedness or Equity Interests prohibited by the terms and conditions hereof.

2.22 Use of Proceeds.

(a) Borrower shall apply the proceeds of Advances to (i) pay fees and expenses relating to this transaction, (ii) provide for the working capital needs of its businesses as conducted on the Closing Date and its general corporate purposes, (iii) reimburse drawings under Letters of Credit and (iv) for the purpose of financing the Borrower’s repurchase or redemption of shares of common stock of the Borrower to the extent permitted by Section 7.7 of this Agreement and so long as not more than twenty-five percent (25%) of the value of the consolidated assets of Borrower is now, or will at any time be, represented by margin stock. As used in this Section, the term “margin stock” and “purpose of buying or carrying” shall have the respective meanings ascribed to them in Regulation U of The Board of Governors of the Federal Reserve System, as amended).

(b) Without limiting the generality of Section 2.22(a) above, neither Borrower nor any other Person which may in the future become party to this Agreement or the Other Documents as Borrower, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.23 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

(d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.24 Increase in Aggregate Commitment. In the event that a Lender desires to increase its Commitment Amount and its Commitment Percentage, or a bank or other entity that is not a Lender desires to become a Lender and provide an additional Commitment Amount and Commitment Percentage hereunder, and so long as no Default or Event of Default shall have occurred and be continuing and with the prior written consent of Agent (which shall not be unreasonably conditioned, withheld or delayed), the Borrower shall have the right from time to time prior to the Term upon not less than thirty (30) days’ (or such shorter time as agreed to by Agent) prior written notice to Agent to increase the Maximum Revolving Advance Amount and the Total Commitment Amount by an aggregate amount of up to $25,000,000 (subject to the terms and conditions set forth herein, “Commitment Adjustment Event”); provided, that in no event shall the aggregate Commitment Amount of all Lenders be increased to an amount greater than $150,000,000; provided, further, that:

(i) if the Borrower elects to increase the Commitment Amount and Commitment Percentage of a Lender, the Borrower and such Lender shall execute and deliver to the Agent a certificate substantially in the form of Exhibit 2.24(A) attached hereto (a “Commitment Increase Certificate”), provided, that, Borrower may not elect to increase the Commitment Amount more than three times prior to the expiration of the Term;

(ii) any such Commitment Amount increase shall be in increments of no less than $5,000,000;

(iii) if the Borrower elects to increase the Commitment Amount and Commitment Percentage by causing a bank or financial institution that at such time is not a Lender to become a Lender (an “Additional Lender”), the Borrower and such Additional Lender shall execute and deliver to the Agent, a certificate substantially in the form of Exhibit 2.24(B) hereto (an “Additional Lender Certificate”); provided that, any such Additional Lender shall be approved by the Agent (which approval shall not be unreasonably conditioned, withheld or delayed) prior to such bank or financial institution becoming an Additional Lender hereunder and the Borrower agrees to pay the Additional Lender any commitment fee or other similar fee required by such Additional Lender with respect to its new Commitment Amount;

(iv) subject to acceptance and recording thereof pursuant to this Section 2.24 hereof, from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate, as applicable (or if any Eurodollar Rate Loan is outstanding, then on the last day of the Interest Period in respect of such Eurodollar Rate Loan, unless the Borrower has paid compensation required with respect to such Eurodollar Rate Loan): (a) the amount of the aggregate Commitment Amount, the Total Commitment Amount and Maximum Revolving Advance Amount shall be increased by the amount set forth therein, and

(b) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the Other Documents and have the rights and obligations of a Lender under this Agreement and the Other Documents. In addition, the Lender party to the Commitment Increase Certificate or Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Advances (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its respective percentage of the outstanding Advances (and participation interests) after giving effect to the increase in the Commitment Amount, the Total Commitment Amount and the Maximum Revolving Advance Amount; and

(v) upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, as applicable, executed by the Borrower and the Lender or the Additional Lender party thereto, as applicable, the Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and shall record the information contained therein in its register. No increase in the Maximum Revolving Advance Amount, the Total Commitment Amount and Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Agent’s register. The signature pages to this Agreement shall automatically be amended to include the new Commitment Amounts and Commitment Percentages for each Lender signatory hereto each time a Commitment Increase Certificate or Additional Lender Certificate is accepted by the Agent.

2.25 Reallocation of the Loan and the Commitment Amounts. On the Closing Date and on each date when a new Lender becomes a party to the Credit Agreement pursuant to Section 2.24 hereof or an existing Lender increases its Commitment Amount pursuant to Section 2.24 hereof (in each case, a “Commitment Change Date”), (i) each Lender, if any, whose relative proportion of its Commitment Amount increases over the proportion of the Total Commitment Amount held by it prior to the Closing Date (or held by it prior to such Commitment Change Date) and/or (ii) each new Lender that increased its Commitment Amount after the Closing Date, shall, by assignments among them (which assignments shall be deemed to occur hereunder automatically, and without any requirement for additional documentation, on the Closing Date or any Commitment Change Date, as applicable) acquire a portion of the Loan held by them from and among each other, and shall, through the Agent, make such other adjustments among themselves as may be necessary so that after giving effect to such assignments and adjustments, such existing Lenders and such new Lenders, as applicable, shall hold all Loans outstanding under this Agreement ratably in accordance with their respective Commitment Amounts and Commitment Percentages as reflected on the signature pages under such Lender’s name, as such signature pages to this Agreement are amended from time to time to include the new Commitment Amounts and Commitment Percentages each time a Commitment Increase Certificate or Additional Lender Certificate is accepted by the Agent. On the Closing Date or the Commitment Change Date, as applicable, all Interest Periods in respect of any Eurodollar Rate Loans that were required to be assigned as set forth above shall automatically be terminated solely with respect to any such Lender that has assigned any such Eurodollar Rate Loans (but not with respect to any Lender that is an assignee of any such Lender). Borrower shall on the Closing Date or the Commitment Change Date, as applicable, make payments to the Lenders that held such Eurodollar Rate Loans that were required to be assigned as set forth above to compensate for such termination as if such termination were a payment or prepayment referred to in this Article II.

2.26 Swing Loans.

(a) Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate advances and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever upon notice to the Borrower, make swing loans (the “Swing Loans”) (which shall be Domestic Rate Loans only) to the Borrower at any time or from time to time after the date hereof to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of Ten Million and 00/100 Dollars ($10,000,000.00) (the “Swing Loan Commitment”), provided that the aggregate principal amount of PNC’s Swing Loans and the Revolving Advances of all the Lenders shall not exceed the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of outstanding Letters of Credit or (y) the Formula Amount. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.26.

(b) Except as otherwise provided herein, each request for a Revolving Advance hereunder shall be deemed a request of the Borrower for PNC to make a Swing Loan (each such request for purposes of this Section 2.26, a “Swing Loan Request”) and, so long as PNC is also the Agent hereunder, PNC may, at its option, elect to fund the borrowing requested in such Swing Loan Request as either a Swing Loan or as a Revolving Advance, subject to subsection (a) above and Section 2.1 hereof, respectively. In the event that PNC elects to make a Swing Loan, the amount of such Swing Loan shall equal to the lesser of (a) the principal amount requested to be borrowed in such Swing Loan Request and (b) the amount by which the Swing Loan Commitment exceeds the aggregate principal amount of all Swing Loans then outstanding.

(c) So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.26(b) hereof, fund such Swing Loan to the Borrower in Dollars and immediately available funds at the Payment Office or other place that PNC may designate from time to time prior to 2:00 p.m., on the borrowing date. Swing Loans shall be deemed Domestic Rate Loans for purposes of Section 3.1 and shall bear interest at the applicable Revolving Interest Rate for Domestic Rate Loans.

(d) The obligation of the Borrower to repay the aggregate unpaid principal amount of the Swing Loans made to the Borrower by PNC, together with interest thereon, shall be evidenced by a Swing Note in substantially the form attached hereto as Exhibit 2.26(d), dated the Closing Date payable to the order of PNC in a face amount equal to the Swing Loan Commitment. PNC is hereby authorized to record the date, the amount of each Swing Loan made by such Lender and the date and amount of each payment or prepayment of principal thereof on a schedule annexed to and constituting a part of the Swing Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided, that the failure of PNC to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Swing Note.

(e) PNC may, at its option, exercisable at any time for any reason whatsoever but not less frequently than on each Settlement Date, request repayment of the Swing Loans from the Lenders, and each Lender shall make a Revolving Advance in an amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Advances in excess of its commitment to make Advances. Revolving Advances made pursuant to the preceding sentence shall bear interest at the applicable Revolving Interest Rate for Domestic Rate Loans and shall be deemed to have been properly requested in accordance with Section 2.2 hereof without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Advances are to be made under this Section 2.26(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Advances (whether or not (i) the conditions specified in Section 8.2 hereof are then satisfied or (ii) a Default or an Event of Default has occurred and is continuing unless, prior to the time such Swing Loans were made, the Required Lenders shall have directed the Agent not to make Advances to the Borrower) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the next Business Day after the date the Lenders receive such notice from PNC.

(f) In the event the obligation of Lenders to make Advances are terminated in accordance with the terms hereof, the Swing Loan Commitment shall also be terminated automatically.

III.	INTEREST AND FEES.

3.1 Interest. Interest on Revolving Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and at the end of each Interest Period and upon conversion to a Domestic Rate Loan (if such conversation occurs other than on the last day of an applicable Interest Period), with respect to Eurodollar Rate Loans. Interest charges shall be computed on the actual principal amount of Revolving Advances outstanding at a rate per annum equal to the applicable Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon the occurrence and during the continuance of an Event of Default, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Domestic Rate Loans plus two (2%) percent per annum and (ii) Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus two (2%) percent per annum (as applicable, the “Default Rate”).

3.2 Letter of Credit Fees.

(a) Borrower shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin with respect to Eurodollar Rate Loans per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2%) per annum.

On demand, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Agent, in its Permitted Discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon the occurrence of all of the following: payment and performance in full of all Obligations, (y) expiration of all Letters of Credit and (z) termination of this Agreement.

3.3 Facility Fee and Fee Letter.

(a) If, (i) for any fiscal quarter prior to the first adjustment described below, the Facility Usage does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to 0.375% per annum on the amount by which the Maximum Revolving Advance Amount exceeds such Facility Usage and (ii) thereafter, a rate per annum determined by reference to the following grid:

Facility Usage	Facility Fee

If Facility Usage is less than or equal to 33.33% of the Total Commitment Amount	0.50%

If Facility Usage is greater than 33.33% but less than or equal to 66.67% of the Total Commitment Amount	0.375%

If Facility Usage is greater than 66.67% of the Total Commitment Amount	0.25%

Adjustments, if any, in the Facility Fee shall be implemented quarterly, on a prospective basis, based upon Agent’s calculation of the prior quarter’s Facility Usage as determined by Agent in its sole discretion commencing on June 30, 2011 and thereafter effective the first day of the fiscal month immediately following the due date of the Compliance Certificate for the applicable quarter. If an Event of Default has occurred and is continuing at the time any reduction in the Facility Fee is to be implemented, that reduction shall be deferred until the first day of the first fiscal month following the date on which such Event of Default is waived or cured. Such fee shall be payable to Agent in arrears on the first day of each fiscal quarter with respect to the previous fiscal quarter.

(b) Fee Letter. Borrower shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.4 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension.

3.5 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.6 Increased Costs. (a) In the event that the adoption after the date hereof of any Applicable Law or any change, after the date hereof, therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.6, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority issued after the date hereof, shall:

(b) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

(c) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(d) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

(e) and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error. Notwithstanding the foregoing, for purposes of this Agreement, the Dodd-Frank Act and all requests, rules, guidelines or directives in connection therewith are deemed to have gone into effect and adopted thirty (30) days after the date of this Agreement.

3.7 Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrower prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate

Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.8 Capital Adequacy.

(a) In the event that Agent or any Lender shall have determined that any Applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.8 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, regulation or condition.

(b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.8(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.9 Gross Up for Taxes. If Borrower shall be required by Applicable Law to withhold or deduct any taxes (other than Excluded Taxes) from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, Borrower shall not be obligated to make any portion of the Gross-Up Payment that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to Section 3.10 hereof.

3.10 Withholding Tax Exemption.

(a) Each Payee that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Payee) agrees that it will deliver to Borrower and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b) Each Payee required to deliver to Borrower and Agent a valid Withholding Certificate pursuant to Section 3.10(a) hereof shall deliver such valid Withholding Certificate as follows: (A) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by Borrower hereunder for the account of such Payee; (B) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Agent in its sole discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent). Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrower and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent.

(c) Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.10(b) hereof, Agent shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

IV.	COLLATERAL: GENERAL TERMS

4.1 Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Borrower shall promptly upon the filing of a complaint in respect thereof provide Agent with written notice of all commercial tort claims in respect of which Borrower has claimed damages or other compensation in excess of $100,000, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2 Perfection of Security Interest. Borrower shall take all action that may be necessary or desirable, or that Agent may request in its Permitted Discretion, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral (other than Permitted Non-Perfected Collateral) or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements on the chief executive office of the Borrower and, upon an Event of Default, such locations as Agent shall require in its Permitted Discretion, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper (other than chattel paper in an aggregate amount not in excess of $100,000), instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to Agent in its Permitted Discretion, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien in the Collateral under the Uniform Commercial Code or other Applicable Law. By its signature hereto, Borrower hereby authorizes Agent to file against Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3 Disposition of Assets. Borrower will safeguard and protect all assets of Borrower for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory (including on-site drilling pipes) in the Ordinary Course of Business and (b) Permitted Equipment Dispositions or the disposition or transfer of Excluded Equipment or other worn-out or obsolete Equipment, to the extent that the proceeds of any Permitted Equipment Dispositions or such other disposition of Excluded Equipment and other worn-out or obsolete equipment, in each case, are remitted to Agent to be applied pursuant to Section 2.21, (c) sales with respect to which (i) not less than 75% of the consideration therefor is cash and (ii) the fair market value of the assets sold does not exceed $7,500,000 in the aggregate in any fiscal year, (d) sales assignments, transfers and leases by Guarantor to Borrower, (e) the creation of Permitted Encumbrances, (f) investments permitted under Section 7.4, (g) dividends, distributions, purchases redemptions and retirements permitted under Section 7.7, (h) Capital Expenditures permitted under Section 7.6, and (i) transfers of cash in payment of operating and other expenses not otherwise prohibited hereunder. Lenders hereby authorize Agent to release its Lien on any Collateral disposed of pursuant to clause (b) or (c) of this Section 4.3. Upon the consummation of any disposition of Inventory or cash expressly permitted under this Section 4.3, the Lien in such Inventory or cash shall automatically terminate without any notice or action by any Person.

4.4 Preservation of Collateral. In addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary in its Permitted Discretion to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may, if a Default or an Event of Default shall have occurred and be continuing, employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may, if a Default or an Event of Default shall have occurred and be continuing, lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may, if a Default or an Event of Default shall have occurred and be continuing, use Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property. Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct in its Permitted Discretion. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5 Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) all signatures and endorsements of Borrower that appears on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same; and (iii) Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to (x) the sale of Inventory in the Ordinary Course of Business, (y) Equipment in-transit to and from, and in use at, Customer’s premises, provided that such premises are properly reflected on the Rig status report delivered to Agent pursuant to Section 9.2 hereof and (z) other Equipment transferred in compliance with Section 4.3 hereof.

(b) (i) There is no location at which Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of Borrower is stored; none of the receipts received by Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of Borrower, and (B) the chief executive office of Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by Borrower, together with the names and addresses of any landlords.

4.6 Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations in accordance herewith, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. If a Default or an Event of Default shall have occurred and be continuing, Borrower shall, if requested by Agent, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into Borrower’s possession, they, and each of them, shall be held by Borrower in trust as Agent’s trustee, and Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7 Books and Records. Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business; and (d) obtain Lien Waiver Agreements with respect to all premises leased by Borrower where books and records are stored. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

4.8 Financial Disclosure. Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent copies of any of Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning Borrower’s financial status and business operations; provided that, so long as no Default or Event of Default has occurred and is continuing, the applicable Borrower shall have been given notice of such request and a reasonable opportunity to participate in any conversations, meetings or other communications in respect thereof. Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; provided that, so long as no Default or Event of Default has occurred and is continuing, the applicable Borrower shall have been given notice of such request and a reasonable opportunity to participate in any conversations, meetings or other communications in respect thereof. Agent and each Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9 Compliance with Laws. Borrower shall comply in all material respects with all Applicable Laws (including, without limitation, Environmental Laws) with respect to the Collateral or any part thereof or to the operation of Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect on Borrower. The assets of Borrower at all times shall be maintained in all material respects in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrower so that such insurance shall remain in full force and effect.

4.10 Inspection of Premises. At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower’s business. Agent, any Lender and their agents may enter upon any of Borrower’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower’s business; provided, however, so long as no Default or Event of Default shall have occurred and be continuing, Agent shall provide Borrower with reasonable advance notice of such inspection, provided, further, so long as no Triggering Event, Default or Event of Default has occurred and is continuing, Agent agrees that it will only conduct field examinations of the Borrower’s Collateral on a yearly basis.

4.11 Insurance. The assets and properties of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to such assets and properties so that such insurance shall remain in full force and effect. As between the Borrower, on the one hand, and Agent and Lenders, on the other, Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, Borrower shall (a) keep all of its owned insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower’s including all risk physical loss or damage property insurance (including water damage, domestic transit coverage, collapse coverage, coverage of fire, and rapid means of transportation coverages) with respect to any Rig (other than Rigs with a book value less than $100,000) in an amount equal to or greater than the Forced Liquidation Value of each Rig with a deductible not greater than $10,000 per occurrence (other than with respect to derrick collapses, which shall not be greater than $100,000); (b)

maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (e) at Agent’s request, furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent in its Permitted Discretion, naming Agent as a co-insured with respect to all liability insurance coverage and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a), and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), and (b) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law.

4.12 Failure to Pay Insurance. If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower, and charge Borrower’s Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13 Payment of Taxes. Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes (unless the amount and validity of such taxes, assessments or charges are being contested in good faith by the Borrower in appropriate proceedings for which proper reserves have been provided for on the books of Borrower as determined under GAAP). If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, could reasonably be expected to create a valid Lien on the Collateral, Agent may without notice to Borrower pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrower’s

Account as a Revolving Advance and added to the Obligations and, until Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower’s credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14 Payment of Leasehold Obligations. Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15 Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided that immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created. Each Receivable shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except (i) with respect to any dispute, setoff or counterclaim in excess of $100,000, as promptly reported to Agent in writing, and (ii) such other such disputes, setoffs or counterclaims as are reflected on the schedules delivered to Agent in accordance with subsection (w) of Section 9.2.

(b) Solvency of Customers. Each Customer, to the best of Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves required in accordance with GAAP.

(c) Locations of Borrower. Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at Borrower’s chief executive office identified on Schedule 4.15(c) hereto.

(d) Collection of Receivables. Until Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default or a Default or when Agent in its Permitted Discretion deems it to be in Lenders’ best interest to do so), Borrower will, at Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with Borrower’s funds or use the same except to pay Obligations. Borrower shall deposit in the Blocked Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Notification of Assignment of Receivables. At any time following the occurrence and continuance of a Default or Event of Default, (i) Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral and (ii) Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(f) Power of Agent to Act on Borrower’s Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Agent or Agent’s designee as Borrower’s attorney with power following the occurrence and continuance of a Default or Event of Default, (i) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign Borrower’s name on all documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and continuance of a Default or Event of Default, to change the address for delivery of mail addressed to Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to Borrower.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever other than its gross negligence or willful misconduct, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Agent may, following the occurrence and continuance of a Default or Event of Default, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered following the occurrence and continuance of a Default or Event of Default, to accept the return of the goods represented by any of the Receivables, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrower into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrower and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds. Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent in its Permitted Discretion which, among other things, provides that such Blocked Account Bank shall transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent; provided, however, that no such deposit account control agreement shall be required with respect to any account so long as the balance in each such account does not exceed $2,500 at any time. All funds deposited in such Blocked Accounts shall immediately become subject to the exclusive control of Agent. Borrower shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited except as otherwise agreed by Agent. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. All deposit accounts and investment accounts of Borrower and its Subsidiaries are set forth on Schedule 4.15(h).

(i) Adjustments. Borrower will not, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

4.16 [Intentionally Omitted.]

4.17 Maintenance of Equipment. Except for Stacked Rigs, the Rig Fleet Equipment and all other Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Rig Fleet Equipment and other Equipment shall be maintained and preserved. The Borrower shall reasonably safeguard and protect each Stacked Rig. Borrower shall not use or operate the Rig Fleet Equipment or other Equipment in violation of any law, statute, ordinance, code, rule or regulation. Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18 Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. To the fullest extent permitted by Applicable Law, neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assumes any of Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

4.19 Environmental Matters.

(a) Borrower shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrower shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Borrower shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Borrower.

(g) Promptly upon the written request of Agent from time to time, but in any event, unless a Default or Event of Default has occurred and is continuing or Agent, in its Permitted Discretion, has reason to believe there may have been an adverse change in the environmental conditions of the Real Property, no more frequently than once per calendar year, Borrower shall provide Agent, at Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses or Agent shall have the right to establish reserves against the Borrower’s borrowing availability hereunder satisfactory to Agent in its Permitted Discretion.

(h) Borrower shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrower’s obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower’s right, title and interest in and to its owned and leased premises.

4.20 Financing Statements. Except as respect to the financing statements filed by Agent and the financing statements described on Schedule 1.2(A), no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office other than those related to Permitted Encumbrances.

4.21 Rigs A complete record of all Rigs owned by Borrower as of the Closing Date (including on a Rig-by-Rig basis) (w) identification of the rig number of each rig and the owner thereof, (x) identification of the location of each Rig (by county, state and country), (y) a notation of whether or not the Rig is operating under a drilling contract at a customer’s working job site) and (z) whether such Rig is a Mobile Rig and, if so, annotation of whether such Mobile Rig is covered by a certificate of title and the state of issuance thereof is set forth in Schedule 4.21 hereto. The Agent and the Lenders shall at all times have access, to the extent Borrower has the power to grant Agent and the Lenders such access, to the Rigs located on such property; and unless otherwise agreed to by Agent, the Agent shall have the right to enter on such property and to remove such Rigs therefrom without interference from, or imposition of any Lien on such Rig by, any owner, landlord, tenant or other Person with an interest in such property. Each of the Domestic Rigs are (a) goods which are mobile, of a type normally used in more than one jurisdiction and not designed to be permanently used in any one location; and (b) not fixtures under the laws of any jurisdiction in which any of the Domestic Rigs is located. The Domestic Rigs (including the Mobile Rigs) are not “motor vehicles” subject to Chapter 501 of the Transportation Code of the State of Texas or any comparable statute, law, regulation or rule of any state in which any of the Domestic Rigs is located and not certificated as motor vehicles under that laws of any jurisdiction. Each self-propelled Mobile Rig has been issued a permit license plate or machinery license plate in accordance with Transportation Code §§ 502.276, 623.144 and 623.149 and is exempted from (i) certification under Section 501 of the Transportation Code of the State of Texas pursuant to Texas Department of Transportation Rules, Chapter 43, Section 17.3, and (ii) registration under Section 502 of the Transportation Code of the State of Texas.

4.22 Collateral. Lender represents that it in good faith is not relying upon any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended) as Collateral in the extension or maintenance of the credit provided for in this Agreement. Notwithstanding the provisions of this Agreement, Lender hereby releases any security interest or other Lien it may have upon any shares of capital stock of the Borrower which are owned by the Borrower (whether held by the Borrower as treasury stock or otherwise).

V.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by Borrower, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, general equitable principals and concepts of reasonableness. The execution, delivery and performance by Borrower of this Agreement and the Other Documents to which it is a party (a) are within Borrower’s corporate powers, have been duly authorized by all necessary corporate or action, are not in contravention of law or the terms of Borrower’s by-laws, certificate of incorporation or other applicable documents relating to Borrower’s formation, (b) will not materially conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body applicable to Borrower, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which Borrower is a party or by which it or its property may be bound.

5.2 Formation and Qualification.

(a) Borrower is duly incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws, or other organizational documents, and will promptly notify Agent of any amendment or changes thereto.

5.3 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns. Borrower’s federal tax identification number is set forth on Schedule 5.4. Borrower has filed all federal, state and local tax returns and other material reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable on such returns, except for any such taxes, assessments, fees and other governmental charges that are being contested in good faith by appropriate proceedings for which proper reserves have been provided for on the books of Borrower as determined under GAAP. Federal, state and local income tax returns of each of Borrower has been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2006. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements.

(a) The interim balance sheet of Borrower, a copy of which is annexed hereto as Exhibit 5.5(a) (the “Interim Balance Sheet”) furnished to Agent on or prior to the Closing Date is compiled from the balance sheet of Borrower as at February 28, 2011, which balance sheet has been prepared in accordance with GAAP, consistently applied, and is accurate, complete and correct and fairly reflects the financial condition of Borrower as of such date.

(b) The cash flow projections commencing on January 1, 2011, and covering a five-year period (which consists of monthly cash flow projections for the period beginning on March 1, 2011 and ending on December 31, 2011) of the Borrower, copies of which are annexed to the Financial Condition Certificate of Borrower’s Chief Financial Officer delivered on or before the Closing Date (the “Projections”), are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow Projections together with the Interim Balance Sheet, are referred to as the “Interim Financial Statements”.

(c) The consolidated and consolidating balance sheets of each of the Borrower, its respective Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2010, and the related statements of income, changes in stockholder’s equity, and in cash flows for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial positions of the respective Borrower and its respective Subsidiaries at such date and the results of its operations for such period. Since December 31, 2010, no Material Adverse Effect has occurred with respect to either Borrower.

5.6 Entity Name. Borrower has not been known by any other corporate name in the past five years and does not sell Inventory or provide services under any other name except as set forth on Schedule 5.6, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7 O.S.H.A. and Environmental Compliance. Except as disclosed in Schedule 5.7:

(a) Borrower has duly complied in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property, Rigs and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there are no material outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrower; (iii) neither the Real Property nor any premises leased by Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present in any material respect on the Real Property or any premises leased by Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower or of its tenants.

5.8 Solvency; No Litigation, Violation, Indebtedness or Default.

(a) Borrower is, and after giving effect to the Transactions, will be solvent, able to pay its debts as they mature, and has, and after giving effect to the Transactions, will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b), Borrower does not have (i) any pending or (to Borrower’s knowledge) threatened litigation, arbitration, actions or proceedings which could reasonably be likely to result in a Material Adverse Effect on Borrower, and (ii) as of the Closing Date, any liabilities nor indebtedness for borrowed money other than the Obligations.

(c) Borrower is not in violation of any applicable statute, law, rule, regulation, ordinance or any order of any court, governmental body or arbitration board or tribunal in any respect which could reasonably be expected to have a Material Adverse Effect.

(d) (i) Each Pension Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, except to the extent that noncompliance does not have a Material Adverse Effect. Borrower and each ERISA Affiliate have made all required contributions to each Pension Benefit Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any

Pension Benefit Plan, except in each case to an extent that could not reasonably be expected to result in a Material Adverse Effect; (ii) there are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits or action by any Governmental Body, with respect to any Pension Benefit Plan that has a Material Adverse Effect; (iii) no Termination Event has occurred or is reasonably expected to occur which, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has a Material Adverse Effect; and (iv) the accumulated benefit obligations under each Pension Benefit Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Benefit Plan), did not exceed the current fair market value of that Pension Benefit Plan’s assets except to an extent that could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, to the extent that any of the eventualities articulated in clauses (i) – (iv) above do not exist or have occurred, although not reasonably expected to have a Material Adverse Effect, such eventualities are set forth and disclosed in Schedule 5.8(d) hereof.

5.9 Patents, Trademarks, Copyrights and Licenses. All material patents, patent applications, registered trademarks, trademark registration applications, registered service marks, service mark registration applications, registered copyrights, copyright registration applications, registered design rights, and registered tradenames owned or utilized by Borrower (other than any license for mass market computer software and other similar licenses for mass marketed products) are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the material intellectual property rights which are necessary for the operation of its business. Except to the extent that the same could not reasonably be expected to result in a Material Adverse Effect, (a) there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto, (b) each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by Borrower and all trade secrets used by Borrower consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof, and (c) each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. Except for any mass market computer software or other similar mass marketed products, with respect to all software used by Borrower, Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto. Borrower has no material Intellectual Property which has not been registered.

5.10 Licenses and Permits. Except as set forth in Schedule 5.10, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to result in a Material Adverse Effect on Borrower.

5.11 Default of Indebtedness. Borrower is not in default in the payment of the principal of or interest on any Indebtedness as of the Closing Date or, thereafter, any Material Indebtedness and no event has occurred under the provisions of any such instrument or agreement evidencing such Indebtedness which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12 No Default. Borrower is not in default in the payment or performance of any of its material contractual obligations and no default has occurred and is continuing thereunder.

5.13 No Burdensome Restrictions. Borrower is not party to any contract or agreement the performance of which could reasonably be expected to result in Material Adverse Effect on Borrower. Borrower has heretofore delivered to Agent true and complete copies of all material contracts to which it is a party or to which it or any of its properties is subject. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14 No Labor Disputes. Borrower is not involved in any labor dispute and there are no strikes or walkouts or union organization of Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term which could reasonably be expected to have a Material Adverse Effect on Borrower. Notwithstanding the foregoing, to the extent that any of the eventualities set forth in this Section 5.14 do not exist or have occurred, although not reasonably expected to have a Material Adverse Effect, such eventualities are set forth on Schedule 5.14 hereto.

5.15 Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors (other than repurchases or redemptions by the Borrower of common stock of the Borrower to the extent permitted by Section 7.7 of this Agreement) so long as not more than twenty-five percent (25%) of the value of the consolidated assets of Borrower is now, or will at any time be represented by margin stock. On the Closing Date and on the date the Borrower redeems any of the common stock of Borrower, Borrower shall furnish to Lender a statement in conformity with the requirements of the Federal Reserve Form U-1 referred to in Regulation U.

5.16 Investment Company Act. Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Disclosure. The reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.18 [Intentionally Omitted.]

5.19 Swaps. Borrower is not a party to, nor will it be a party to, any swap agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two way basis” without regard to fault on the part of either party.

5.20 Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21 Application of Certain Laws and Regulations. Borrower is not, nor is Affiliate of Borrower, subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22 Business and Property of Borrower. Upon and after the Closing Date, Borrower does not propose to engage in any business other than onshore contract drilling and activities reasonably related to the foregoing. On the Closing Date, Borrower will own all the property and possess all of the rights and Consents then necessary for the conduct of the business of Borrower.

5.23 Section 20 Subsidiaries. Borrower does not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.24 Anti-Terrorism Laws.

(a) General. Borrower is not, nor is any Affiliate of Borrower, in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Borrower is not, nor is any Affiliate of Borrower or its respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Borrower does not and to the knowledge of Borrower, none of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.25 Trading with the Enemy. Borrower has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

VI.	AFFIRMATIVE COVENANTS.

Borrower shall and shall cause its Subsidiaries to, until payment in full of the Obligations and termination of this Agreement:

6.1 Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrower’s Account for all such fees and expenses.

6.2 Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3 Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect on Borrower.

6.4 Government Receivables. Promptly, upon entering into any contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them that gives rise to a Receivable in excess of $100,000, give notice to Agent of all such Receivables. Upon request from Agent, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5 Financial Covenants.

(a) Tangible Net Worth. Maintain at all times a Tangible Net Worth, measured as of the last day of each fiscal quarter, beginning with the fiscal quarter ended June 30, 2011, in an amount not less than eighty percent (80%) of Tangible Net Worth calculated as of March 31, 2011, and for each fiscal quarter ending after June 30, 2011, in an amount not less than the minimum Tangible Net Worth required hereunder for the immediately preceding period plus fifty percent (50%) of Borrower’s positive consolidated net income.

(b) Fixed Charge Coverage Ratio. At any time after the occurrence of a Triggering Event, a Default or an Event of Default, maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0, measured as of the last day of the fiscal quarter during which such event occurs (unless such event occurs on the last day of a fiscal quarter, in which case the Fixed Charge Coverage Ratio shall be measured as of the last day of the following fiscal quarter), and as of the last day of each fiscal quarter thereafter, in each case for the four consecutive fiscal quarters then ended.

6.6 Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.7 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Agent may deem necessary in its Permitted Discretion, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8 Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9 Tax Shelter Regulations. Not treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, Borrower will promptly (1) notify the Agent thereof, and (2) deliver to the Agent a duly completed copy of IRS Form 8886 or any successor form. If Borrower so notifies the Agent, Borrower acknowledges that one or more of the Lenders may treat its Advances as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

6.10 Federal Securities Laws. Promptly notify Agent in writing if Holdings, Borrower or any of its Subsidiaries (i) registers any securities under the Exchange Act or (ii) files a registration statement under the Securities Act.

6.11 Identification of Rigs. Borrower will cause each Rig to be kept numbered with identifying numbers as set forth on Schedule 6.11 hereto. Borrower will not change the identifying number of any Rig without prior written notice to Agent.

6.12 Nature of Business. Carry on its business in substantially the same manner and in substantially the same fields of enterprise as set forth in Section 5.22.

6.13 Subsidiaries. Contemporaneously with the creation or acquisition of any Subsidiary after the Closing Date, Borrower agrees that it shall cause such Subsidiary to guarantee the payment and performance of the Obligations and grant to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest and Lien in and to all of its property as security for the payment and performance of the Obligations. Borrower shall not permit any of its Domestic Subsidiaries existing as of the Closing Date, or permit any Subsidiary created or acquired after the Closing Date, to be or become a Foreign Subsidiary without the prior written consent of Agent and Required Lenders.

VII.	NEGATIVE COVENANTS.

Borrower shall not, and shall not cause any of its Subsidiaries to, until satisfaction in full of the Obligations and termination of this Agreement:

7.1 Merger, Consolidation, Stock Purchase and Sale of Assets.

(a) (i) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it; provided that (x) Guarantor may merge with or into Borrower so long as Borrower is a party to any such merger and the survivor of such merger is Borrower, (y) Borrower or a Subsidiary of Borrower may make acquisitions of Equity Interests permitted under Section 7.4(e), (f), (g) and (h) hereof and (z) Borrower may consummate a Permitted Acquisition.

(ii) for purposes of Section 7.1(a)(i), the acquisition by Borrower of only Fixed Assets of a Person (and not any other assets of such Person) for fair value, without the assumption by Borrower of any liabilities of such Person (other than then-existing financing of such Person’s acquisition of such Fixed Assets, to the extent such Indebtedness would be otherwise permitted hereunder) shall not be deemed an acquisition of all or substantially all of the assets of such Person, provided that all of the expenditures made or liabilities incurred therefor constitute Capital Expenditures. As used in the preceding sentence, “Fixed Assets” shall mean any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment consisting of Permitted Equipment Dispositions to the extent expressly permitted by Section 4.3 and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2 Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3 Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except the endorsement of checks in the Ordinary Course of Business.

7.4 Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest at least 95% of their assets in obligations of the types referred to in clauses (a) through (c) above, (e) purchases and acquisitions by Guarantor of obligations or Equity Interests of, or interests in, a then-existing Borrower, (f) purchases and acquisitions by Borrower or a Guarantor of obligations or Equity Interests of, or interests in, a then-existing Subsidiary of Borrower (so long as such Subsidiary is otherwise permitted hereunder and is a Guarantor), (g) obligations, Equity Interests or other interests received in connection with a sale, lease or other disposition permitted under Section 4.3(c), (h) obligations, Equity Interests or other interests received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and disputes with, customers and suppliers arising in the Ordinary Course of Business, (i) Interest Rate Hedges not otherwise prohibited hereunder, (j) extensions of trade credit in the Ordinary Course of Business and (k) Permitted Acquisitions, provided that any Person acquired pursuant thereto becomes Borrower or Guarantor as determined by Agent.

7.5 Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate; provided that (a) Guarantor may make loans, advances and extensions of credit to Borrower, provided, however, that, with respect to the foregoing clause (a), upon the request of Agent the following shall be satisfied: (i) the applicable party shall have executed a demand promissory note (an “Intercompany Note”), evidencing such loan, advance or extension of credit, which Intercompany Note shall be in form and substance reasonably satisfactory to the Agent and shall be pledged and delivered to the Agent as additional collateral security for the Obligations, (ii) Borrower or Guarantor party to any such intercompany transaction shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Agent, (iii) the obligations of Borrower or Guarantor under any Intercompany Note shall be subordinated to the Obligations in a manner reasonably satisfactory to the Agent, and (iv) at any time any such intercompany loan, advance or extension of credit is made and after giving effect thereto, each party thereto shall be solvent, (b) Borrower may make loans, advances and extensions of credit to its officers, directors and employees for the sole purpose of purchasing Equity Interests in Borrower, provided that all proceeds of any such loans, advances and extensions of credit, if any, are promptly returned to Borrower and in no event shall such loans exceed $50,000 individually or in the aggregate, (c) Borrower may make loans, advances or extensions of credit as consideration pursuant to a sale, lease or disposition permitted under Section 4.3(c), (d) Borrower may make extensions of trade credit in the Ordinary Course of Business, (e) Borrower may make loans, advances and other extensions of credit received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of and disputes with suppliers and customers in the Ordinary Course of Business, and (f) Borrower may enter into Interest Rate Hedges not otherwise prohibited hereunder.

7.6 Capital Expenditures. At any time after the occurrence of a Triggering Event, a Default or an Event of Default, contract for, purchase or make any expenditure or commitments for Capital Expenditures in excess of $40,000,000 per annum; provided, however, that the amount of permitted Capital Expenditures referenced above will be increased in any fiscal year by up to fifty percent (50%) the positive amount (if any) equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately preceding fiscal year (without giving effect to any previous Carry Over Amount (as hereinafter defined)) minus the actual amount of any Capital Expenditures expended during such prior period (the “Carry Over Amount”), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year.

7.7 Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower or any Subsidiary of Borrower other than (i) dividends or distributions payable in its stock, or split-ups or reclassifications of its stock, (ii) Permitted Dividends and (iii) dividends and distributions made by any Subsidiary of Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrower other than Permitted Common Stock Repurchases.

7.8 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (a) Indebtedness to Lenders; (b) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; (c) intercompany Indebtedness permitted under Sections 7.4(e), 7.4(f) or 7.5(a); and (d) Interest Rate Hedges not otherwise prohibited hereunder.

7.9 Nature of Business. Substantially change the nature of the business in which it is presently engaged nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except (a) transactions disclosed to the Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate and (b) transactions specifically permitted as to Affiliates under Sections 7.1(a)(i), 7.3, 7.4(e), 7.5(a) or 7.7.

7.11 Decommissioned Rigs. In any fiscal quarter, permit more than three (3) additional Rigs to constitute Decommissioned Rigs unless such Rigs are replaced by newly acquired Rigs of comparable value that do not constitute Decommissioned Rigs.

7.12 Subsidiaries.

(a) Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a borrower, or become a Guarantor, and becomes jointly and severally liable for the obligations of Borrower hereunder, under the Notes, and under the Other Documents, to the extent applicable, and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

(b) Enter into any partnership, joint venture or similar arrangement.

7.13 Fiscal Year and Accounting Changes. Change its fiscal year from December 31st or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14 Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

7.15 Amendment of Articles of Incorporation, By-Laws. Amend, modify or waive any term or material provision of its Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or other organizational documents unless required by law.

7.16 Compliance with ERISA. (i) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction,” as that term is defined in section 406 of ERISA and Section 4975 of the Code, (ii) incur, or permit any member of the Controlled

Group to incur, any “accumulated funding deficiency,” as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Pension Benefit Plan, which with respect to each event described in clauses (i) through (v) above has a Material Adverse Effect. To the extent that any of the eventualities described in clauses (i) - (iv) above have occurred, and notwithstanding the fact that such eventualities do not have a Material Adverse Effect, such eventualities are set forth and described in Schedule 7.16 hereof.

7.17 Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders and other than trade payables), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower solely from the proceeds of the disposition of the asset subject thereto in accordance with the terms of this Agreement.

7.18 Anti-Terrorism Laws. Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section.

7.19 Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

VIII.	CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent and Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Notes. Agent shall have received the Note(s) duly executed and delivered by an authorized officer of Borrower;

(b) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Corporate Proceedings of Borrower. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents, the Notes and any related agreements (collectively the “Documents”) and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates of Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, the Other Documents to which it is a party, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation of Borrower, and all amendments thereto, certified (unless waived by Agent) by the Secretary of State or other appropriate official of its jurisdiction of incorporation, together with copies of the By-Laws of Borrower and all agreements of Borrower’s shareholders certified as accurate and complete by the Secretary of Borrower;

(f) Good Standing Certificates. Unless waived by Agent, Agent shall have received good standing certificates for Borrower dated not more than seven (7) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower’s jurisdiction of incorporation and each jurisdiction where the conduct of Borrower’s business activities or the ownership of its properties necessitates qualification and where failure to be qualified cannot be retroactively cured or could be reasonably expected to have a Material Adverse Effect;

(g) Legal Opinions. Agent shall have received the executed legal opinion of counsel to Borrower in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents and related agreements as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect on Borrower; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(i) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i);

(j) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;

(k) Interim Financial Statements. Agent shall have received a copy of the Interim Financial Statements which shall be satisfactory in all respects to Lenders;

(l) Contract Review. Agent shall have reviewed all material contracts of Borrower including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(m) Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrower’s casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrower’s liability insurance policies, together with endorsements naming Agent as a co-insured;

(n) Payment Instructions. Agent shall have received written instructions from Borrower Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(o) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(p) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents;

(q) No Adverse Material Change. Since December 31, 2010, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect;

(r) Leasehold Agreements. Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrower at which Collateral and books and records are located;

(s) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date (unless stated to apply only to an earlier date or dates, in which case such representation or warranty shall be true and correct as of such earlier date or dates), (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(t) Closing Date Borrowing Base. Agent shall have received an executed Borrowing Base Certificate, dated as of the Closing Date, in form and substance satisfactory to Agent in its Permitted Discretion;

(u) Undrawn Availability. After giving effect to the initial Advances hereunder, Borrower shall have Undrawn Availability of at least $25,000,000;

(v) Compliance with Laws. Agent shall be reasonably satisfied that Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act;

(w) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2 Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement or any Other Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless stated to apply only to an earlier date or dates in which case such representation or warranty shall be true and correct in all material respects as of such earlier date or dates);

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO BORROWER.

Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including Borrower’s reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor or any Lien, other than any Permitted Encumbrance, placed upon or asserted against Borrower or any Collateral.

9.2 Schedules. Deliver to Agent (w) on or before the twenty-fifth (25th) day of each month as and for the prior month (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, and (c) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement, (x) on a monthly basis, an Inventory report, (y) on or before the third day of each week and on or before the end of each month, a Rig status report, in form and substance satisfactory to Agent in its Permitted Discretion, which specifies, among other things, the location of each of the Borrower’s Rigs and (z) on the first Business Day after any acquisition or disposition of a Rig, an updated Borrowing Base Certificate reflecting such acquisition or disposition in form and substance satisfactory to Agent. In addition, at Agent’s request, Borrower shall deliver: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, and (iii) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner as Agent determines in its Permitted Discretion and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent in its Permitted Discretion and executed, to the extent applicable by Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3 [Intentionally Omitted.]

9.4 Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which exceeds $1,000,000; individually or in the aggregate, or which could reasonably be expected to have a Material Adverse Effect on Borrower.

9.5 Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by Borrower which might result in the acceleration of the maturity of any Indebtedness in excess of $250,000 , including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower propose to take with respect thereto.

9.6 [Intentionally Omitted.]

9.7 Annual Financial Statements. Furnish Agent and Lenders, within ninety (90) days after the end of the fiscal year, financial statements of Borrower and its Subsidiaries (if any) on a consolidating and consolidated basis, in each case including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the immediately prior fiscal year to the end of such prior fiscal year and the balance sheet as at the end of such prior fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Agent (the “Accountants”). The financial statements required to be delivered above shall be accompanied by a Compliance Certificate.

9.8 Quarterly Financial Statements; Other Quarterly Deliveries. Furnish Agent and Lenders (i) within forty-five (45) days after the end of the first three fiscal quarters of each year of Borrower and (ii) with respect to the fourth fiscal quarter of each year, within two (2) Business Days after the filing of the Borrower’s Form 10-K with the SEC, an unaudited (or, in the case of the fourth fiscal quarter, audited) balance sheet of Borrower and its Subsidiaries on a consolidating and consolidated basis and unaudited (or, in the case of the fourth fiscal quarter, audited) statements of income and stockholders’ equity and cash flow of Borrower and its Subsidiaries on a consolidating and consolidated basis, in each case reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Borrower. The reports shall be accompanied by a Compliance Certificate (which shall include a report of the Rig Utilization Ratio).

9.9 Monthly Financial Statements. Furnish Agent and Lenders within thirty (30) days after the first two months of each fiscal quarter (provided, (i) with respect to January of each year, within the earlier of (a) March 31 of such year or (b) ten (10) days after the filing of the Borrower’s Form 10-K with the SEC or (ii) with respect to February of each year, within the earlier of (a) April 15 of such year or (b) twenty-five (25) days after the filing of the Borrower’s Form 10-K with the SEC), an unaudited balance sheet of Borrower and its Subsidiaries (if any) on a consolidating and consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrower and its Subsidiaries (if any) on a consolidating and consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of the Borrower. The reports shall be accompanied by a Compliance Certificate.

9.10 Other Reports. At Agent’s request, furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrower shall send to its stockholders.

9.11 Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrower including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any material labor dispute to which Borrower may become a party, any material strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

9.12 Projected Operating Budget. At Agent’s request, furnish Agent and Lenders, no later than thirty (30) days after the beginning of the Borrower’s fiscal year commencing with fiscal year 2012, a month by month projected operating budget and cash flow of Borrower and its Subsidiaries on a consolidating and consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13 [Intentionally Omitted.]

9.14 Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower or any Guarantor.

9.15 ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred that alone or together with any other Termination Events that have occurred could reasonably be expected to result in liability of Borrower and any member of the Controlled Group in an aggregate amount exceeding $2,500,000.

9.16 Tax Shelter Provisions. Furnish Agent promptly after any Borrower determines that it intends to treat any of the Advances or related transactions as being a “reportable transaction” as provided in Section 6.9 with

(1) a written notice of such intention to the Agent; and

(2) a duly completed copy of IRS Form 8886 or any successor form.

9.17 Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.18 Appraisals. Borrower shall provide to Agent, at Borrower’s expense, a full appraisal of the forced liquidation value of all of Borrower’s Rig Fleet Equipment by Superior Asset Appraisals, or another firm acceptable to Agent in its sole discretion (each, an “FLV Appraisal”), the form, scope and results of which shall be satisfactory to Agent in its sole discretion (provided that such form and scope shall be deemed satisfactory if substantially similar to those of any prior appraisal of Borrower’s Rig Fleet Equipment delivered to Agent prior to the Closing Date), (a) on November 30, 2011 and annually thereafter, or, if Agent, in its Permitted Discretion deems appropriate and so directs, semi-annually, (b) at any time and frequency when the Rig Utilization Ratio measured as of the last day of the fiscal quarter most recently ended is less than 40% or (c) at any time and frequency during the continuance of a Default or an Event of Default.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Nonpayment. Failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2 Breach of Representation. Any representation or warranty made or deemed made by Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3 [Intentionally Omitted.]

10.4 Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against Borrower’s Rigs or Receivables or against a material portion of Borrower’s other property;

10.5 Noncompliance. Any Borrower or Guarantor shall (i) fail to comply with any term, provision or obligation set forth in Section 4.3, 4.10, 4.11, 6.5, Article VII, 9.5, 9.6, 9.7, 9.8 or 9.9, hereof or (ii) fail to comply with any term, provision or obligation (other than any such term, provision or obligation referred to in Section 10.1) set forth herein or in any Other Document and such failure shall continue for ten (10) days after the occurrence;

10.6 Judgments. Any judgment or judgments are rendered or judgment liens filed against any Borrower or any Guarantor for an aggregate amount in excess of $500,000 (unless such judgment, judgments or judgment lien is (i) contested in good faith, (ii) covered by insurance policies or (iii) Agent shall have established reserves with respect to any amount in excess of $500,000) and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect;

10.7 Bankruptcy. Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8 Inability to Pay. Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9 Affiliate Bankruptcy. Any Affiliate or any Subsidiary of Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10 Material Adverse Effect. Any change in Borrower’s or any Guarantor’s results of operations or condition (financial or otherwise) which in Agent’s opinion has a Material Adverse Effect;

10.11 Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest except for Priority Permitted Encumbrances (other than Liens on Permitted Non-Perfected Collateral);

10.12 Material Indebtedness. (i) Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness (other than the Obligations) in an aggregate amount in excess of $500,000 (“Material Indebtedness”), when and as the same shall become due and payable or within the grace period, if any, applicable thereto or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity, provided that this clause 10.12(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

10.13 Termination or Breach of any Guaranty or Guaranty Security Agreement. Termination or Breach of any Guaranty or Guaranty Security Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement or similar agreement;

10.14 Change of Control. Any Change of Control shall occur;

10.15 Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason other than pursuant to the terms thereof, cease to be valid and binding on Borrower or any Guarantor, or Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.16 Licenses. (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Borrower or any Guarantor, the continuation of which is material to the continuation of Borrower’s or such Guarantor’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrower’s or any Guarantor’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of Borrower’s or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.17 Seizures. Any portion of the Collateral shall be expropriated, confiscated or taken by a Governmental Body except any isolated expropriation, confiscation or taking of related assets, from a single location, with an aggregate value less than $5,000,000 continuing for less than 30 days, or any Borrower or any Guarantor or the title and rights of Borrower, any Guarantor or any other Person who is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.18 Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, a liability which would have a Material Adverse Effect on any Borrower.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies.

(a) Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured or waived), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell, any or all of the Collateral with or without judicial process. Agent may enter any of Borrower’s premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of Borrower’s (a) trademarks, trade styles, trade names, trade name applications, domain names, domain name applications, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2 Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3 Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply Borrower’s property held by Agent and such Lender to reduce the Obligations to the fullest extent permitted by Applicable Laws.

11.4 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of any Swing Loans;

SIXTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

SEVENTH, to the payment of the Hedge Liabilities and Borrower’s liabilities with respect to Other Bank Products;

EIGHT, all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH,” “FIFTH,” and SEVENTH above; (iii) PNC alone shall receive an amount equal to all outstanding Swing Loans of amounts to be applied pursuant to clause “FIFTH” above; and (iv) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SIXTH” and “SEVENTH” above in the manner provided in this Section 11.5.

11.6 Rights of Certain Account Debtors. Anything in this Agreement to the contrary notwithstanding, the rights and remedies of Agent and the Lenders hereunder with respect to promissory notes and General Intangible may, to the extent applicable, be limited by the rights of the account debtors with respect thereto under Section 9-408(c) of the Uniform Commercial Code, and nothing contained herein is intended to violate or otherwise derogate from such rights.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice. Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, notice of intent to accelerate and notice of acceleration, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED

OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until April 27, 2016 (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon sixty (60) days’ prior written notice upon payment in full of the Obligations.

13.2 Termination. The termination of the Agreement shall not affect Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV.	REGARDING AGENT.

14.1 Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.3(a) and 3.4 and the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2 Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3 Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4 Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5 Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7 Indemnification. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8 Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9 Delivery of Documents. To the extent Agent receives financial statements required under Sections 4.10, 9.7, 9.8, 9.9, 9.12, 9.13 and 9.18 or Borrowing Base Certificates from Borrower pursuant to the terms of this Agreement which Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders, together with such other documents and information as Lenders shall reasonably request.

14.10 Borrower’s Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12 Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV.	[INTENTIONALLY OMITTED]

XVI.	MISCELLANEOUS.

16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, except with respect to perfection and the effect of perfection or nonperfection of a security interest and, in such case, the law of the state applicable under the Uniform Commercial Code shall apply. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may, to the fullest extent permitted under applicable law, be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees, to the fullest extent permitted under applicable law, to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 16.6 and service so made shall, to the fullest extent permitted under applicable law, be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s and/or any Lender’s option, by service upon Borrower which Borrower irrevocably appoints as Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction. To the fullest extent permitted under applicable law, Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. To the fullest extent permitted under applicable law, Borrower waives the right to remove any judicial proceeding brought against Borrower in any state court to any federal court. Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall, to the fullest extent permitted under applicable law, be brought only in a federal or state court located in the County of New York, State of New York.

16.2 Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 16.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof for waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, (x) without the consent of all Lenders affected thereby:

(i) increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Revolving Advance Amount.

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement.

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) (including the paragraphs that follow in this Section 16.2).

(iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000.

(v) change the rights and duties of Agent.

(vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed (A) the Formula Amount for more than thirty (30) consecutive Business Days or (B) one hundred and five percent (105%) of the Formula Amount or (C) the sum of the Maximum Revolving Advance Amount minus the aggregate amount of all outstanding Swing Loans, minus the Maximum Undrawn Amount of all outstanding Letters of Credit;

(vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date.

(viii) release Borrower or any material Guarantor.

or (y) amend, modify or waive any provision of Section 2.26 or any other provision affecting Swing Loans without the written consent of PNC.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount hereof at such time by up to five percent (5%) of the Formula Amount for up to thirty (30) consecutive Business Days (the “Out-of-Formula Loans”); provided, that, such outstanding Advances do not exceed the sum of the Maximum Revolving Advance Amount minus the aggregate amount of all outstanding Swing Loans, minus the Maximum Undrawn Amount of all outstanding Letters of Credit. If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a). For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Rig Fleet Equipment,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances and Swing Loans are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than five percent (5%), Agent shall use its efforts to have Borrower decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent and PNC with respect to Swing Loans is hereby authorized by Borrower and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances and/or Swing Loans to Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and five percent (105%) of the Formula Amount.

16.3 Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances (other than Swing Loans) held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances (other than Swing Loans) or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances (other than Swing Loans) hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances (other than Swing Loans) or other Obligations payable hereunder to both such Lender and such Participant.

(c) Any Lender may with the consent of Agent which shall not be unreasonably withheld or delayed sell, assign or transfer all or any part of its rights under or relating to Revolving Advances and/or Swing Loans this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances (other than Swing Loans) hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $2,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided, that, such sale, transfer or assignment will not be effective until Agent shall have received for its sole account payment of a processing fee from the transferor Lender or the Purchasing Lender in the amount of $3,500. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Borrower hereby consents to the addition of such Purchasing CLO. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower.

16.4 Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations; provided that Agent may not apply payment or proceeds of Collateral to any Obligation that is not then due if there shall be any Obligations then due. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5 Indemnity. Borrower shall indemnify, defend and hold harmless Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5 by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, or recording tax) shall be payable by Agent, Lenders or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5 harmless from and against all liability in connection therewith. WITHOUT LIMITING THE FOREGOING, IT IS THE INTENTION OF BORROWER AND BORROWER AGREES THAT THE INDEMNITIES CONTAINED IN THIS AGREEMENT SHALL APPLY WITH RESPECT TO LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER (INCLUDING FEES AND DISBURSEMENTS OF COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF ANY PARTY BEING INDEMNIFIED.

16.6 Notice. Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or	PNC Bank, National Association
	PNC at:	Two Tower Center Boulevard
East Brunswick, New Jersey 08816
Attention: Josephine Griffin
Telephone: (732) 220-4388
Facsimile: (732) 220-4394

	with a copy to:	PNC Bank, National Association
2100 Ross Avenue, Suite 1850
Dallas, Texas 75201
Attention: Tim Culver
Telephone: (214) 871-1215
Facsimile: (214) 871-2015

with an additional
	copy to:	PNC Bank, National Association
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, PA 15219
Attention: Lisa Pierce
Telephone: (412)762-6442
Facsimile: (412)762-8672

with an additional
	copy to:	Patton Boggs LLP
2000 McKinney Avenue, Suite 1700
Dallas, Texas 75201
Attention: Michelle White Suarez, Esq.
Telephone: (214) 758-1500
Facsimile: (214) 758-1550

(B)	If to a Lender other than Agent, as specified on the signature pages of this Agreement.

(C)	If to Borrower:	Union Drilling, Inc.
4055 International Plaza, Suite 610
Fort Worth, Texas 76109
Attention: Chris Strong
Telephone: (817) 735-8793
Facsimile: (817) 546-4638

with a copy to:	Union Drilling, Inc.
4055 International Plaza, Suite 610
Fort Worth, Texas 76109
Attention: David S. Goldberg, Esq.
Telephone: (817) 546-4325
Facsimile: (817) 546-3329

16.7 Survival. The obligations of Borrower under Sections 3.7, 3.8, 3.9, 4.19(h) and 16.5 and the obligations of Lenders under Section 14.7 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9 Expenses. All costs and expenses including all search, audit, appraisal, recording, accounting, professional and filing fees and expenses and all other out-of-pocket charges and expenses and reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders and Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, negotiating, preparing, structuring, reviewing and executing this Agreement and the modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, Holdings or any Guarantor or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, documents and instruments, may be charged to Borrower’s Account and shall be part of the Obligations.

16.10 Injunctive Relief. Borrower recognizes that, in event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11 Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other form of electronic transmission shall be deemed to be an original signature hereto. This Agreement and the Other Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic .pdf e-mail transmission shall be effective as delivery of a manually executed counterpart of this Agreement. Upon the effectiveness of this Agreement, each of PNC Capital Markets LLC, PNC Bank, National Association and any of their Affiliates shall be fully released from any obligations under any commitment letter or similar agreement executed prior to the Closing Date and from all liability in connection with any such obligations, including, without limitation, any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

16.14 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15 Confidentiality; Sharing Information.

(a) Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or, subject to its agreement to maintain the confidentiality of such information to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law or court order, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.16 Publicity. Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17 Certifications From Banks and Participants; US Patriot Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

16.18 Amendment and Restatement.

(a) The parties hereto acknowledge and agree that (i) this Agreement and the Other Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or repayment and reborrowing of the Advances and the other Obligations under the Original Credit Agreement or the Other Documents (as defined in the Original Credit Agreement) as in effect prior to the Closing Date and which remain outstanding as of the Closing Date, (ii) the Obligations under the Original Credit Agreement and the Other Documents (as defined in the Original Credit Agreement) are in all respects continuing (as amended and restated and converted hereby and which are in all respects hereinafter subject to the terms herein) and (iii) the Liens and security interests as granted under the Credit Agreement and the applicable Other Documents (as defined in the Original Credit Agreement) securing payment of such Obligations (as defined in the Original Credit Agreement) are in all respects continuing and in full force and effect and are reaffirmed hereby.

(b) The parties hereto acknowledge and agree that on and after the Closing Date, (i) all references to the Credit Agreement or the Other Documents shall be deemed to refer to the Original Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Credit Agreement or the Other Documents shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Original Credit Agreement as amended and restated hereby.

(c) The parties hereto acknowledge and agree that this amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any Other Document, all terms and conditions of this Agreement and the Other Documents remain in full force and effect unless otherwise specifically amended hereby or by any Other Documents.

[Remainder of Page Intentionally Blank; Signature Pages Follow.]

Each of the parties has signed this Agreement as of the day and year first above written.

UNION DRILLING, INC.

By:	/s/ Christopher D. Strong
Name:	Christopher D. Strong
Title:	President and CEO

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:	/s/ Timothy S. Culver
Name:	Timothy S. Culver
Title:	Vice President

Commitment Amount:	$60,000,000.00
Commitment Percentage:	48.0%

Lenders:

CAPITAL ONE LEVERAGE FINANCE CORP.

By:	/s/ Todd Kemme
Name:	Todd Kemme
Title:	Vice President

Commitment Amount:	$20,000,000.00
Commitment Percentage:	16.0%

Contact Information for Notices:

Capital One Leverage Finance Corp.
5420 LBJ Freeway, Suite 630
Dallas, Texas 75240

Attention: Todd Kemme
Telephone: (972) 770-2672
Facsimile: (877) 941-6812

ROYAL BANK OF CANADA

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

Commitment Amount:	$25,000,000.00
Commitment Percentage:	20.0%

Contact Information for Notices:

Royal Bank of Canada
3900 Williams Tower
2800 Post Oak Blvd.
Houston, TX 77056

Attention: Jay Sartain
Telephone: (713) 403-5688
Facsimile: (713) 403-5624

TD BANK, N. A.

By:	/s/ Jeffrey Saperstein
Name:	Jeffrey Saperstein
Title:	Vice President

Commitment Amount:	$20,000,000.00
Commitment Percentage:	16.0%

Contact Information for Notices:

TD Bank, N. A.
One Commerce Square
2005 Market Street, 2nd Floor
Philadelphia, PA 19103

Attention: Jeffrey Saperstein
Telephone: (215) 282-4492
Facsimile: (215) 282-2438